Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 2 to the Registration Statement (Form N-1A, No. 811-22789) of AIP Series Trust and to the incorporation by reference of our report dated May 21, 2014 on AIP Dynamic Alternative Strategies Fund (the fund constituting AIP Series Trust) included in the Annual Report to Shareholders for the fiscal year ended March 31, 2014.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
July 25, 2014